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
----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   4|                                       WASHINGTON, D.C. 20549
----------------
[x] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.  Form 4
    or Form 5 obligations may
    continue.  See Instruction 1(b).

                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
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
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all applicable)         |
| Norske Skog Canada Pulp Operations     |                                                |                                        |
| Limited                                |        Pope & Talbot, Inc. (POP)               |    Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)     (Middle)    |3.IRS or Identification|4.Statement for Month/  |    Officer               Other         |
|                                        |  No. of Reporting     |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person               |                        |                                        |
|  700 West Georgia Street, 9th Floor    |  (Voluntary)          |                        |                                        |
|                                        |                       |       June 2001        |   -------------------------------      |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Vancouver  British Columbia  V7Y1J7    |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Security Acquired (A) or    |5.Amount of      |6.Owner-    |7.Nature of     |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)             |  Securities     |  ship Form:|  Indirect      |
|                        |(Mon/Day/Yr)|  Code       |  (Instr. 3, 4 & 5)           |  Beneficially   |  Direct (D)|  Beneficial    |
|                        |            |  (Instr. 8) |                              |  Owned at End of|  or        |  Ownership     |
|                        |            |-------------|------------------------------|  Month          |  Indirect  |  (Instr.4)     |
|                        |            | Code |  V   |  Amount   |(A)|              |(Instr. 3 and 4) |  (I)       |                |
|                        |            |      |      |(See Note) |(D)|  Price       |                 |  (Instr. 4)|                |
|------------------------|------------|-------------|-----------|---|--------------|-----------------|------------|----------------|
|                        |            |      |      |           |   |              |                 |            |                |
| Common Stock           |  6/15/01   |  S   |      | 1,750,000 | D | $C34,623,225 |        0        |     N/A    |      N/A       |
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Reminder: Report on a separate line for each class of securities directly owned or indirectly.                                (Over)
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

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| FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (See Note 2)           |
|                                            (e.g., puts, calls, warrants, options, convertible securities)                        |
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 and 4)   |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4       |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |   and 5)            |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code | V |    (A)   |    (D)   |Exer.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
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                                                                                /s/ Ralph Leverton                  June 15, 2001
                                                                              -----------------------------------  -----------------
                                                                              Ralph Leverton                              Date
                                                                              Secretary, on behalf of
                                                                              Norske Skog Canada Pulp
                                                                              Operations Limited



                                                                                                                     SEC 1474 (7-96)


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